CTI BioPharma Files Amendment to Articles of Incorporation

SEATTLE, December 21, 2016—CTI BioPharma Corp. (CTI BioPharma) (NASDAQ: CTIC and MTA: CTIC) announced that it has filed with the Secretary of State of the State of Washington an amendment to CTI BioPharma’s Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”) to implement the 1-for-10 reverse stock split announced on December 9, 2016 (the “Reverse Stock Split”). The Reverse Stock Split is anticipated to be effective on January 1, 2017. CTI BioPharma will file a copy of the amendment with Borsa Italiana and will file a Current Report on Form 8-K, including a copy of the amendment to the Articles of Incorporation, with the U.S. Securities and Exchange Commission (the “SEC”) and such Current Report on Form 8-K will be available on the websites of the SEC (www.sec.gov) and of CTI BioPharma (www.ctibiopharma.com, in the “Investors” section).

As a result of the amendment to the Articles of Incorporation, which will be effective on January 1, 2017, CTI BioPharma’s total number of authorized shares will be decreased from 415,333,333 shares to 41,533,333 shares; CTI BioPharma’s total number of authorized shares of common stock will be decreased from 415,000,000 shares of common stock to 41,500,00 shares of common stock; and CTI BioPharma’s total number of authorized shares of preferred stock will be decreased from 333,333 shares of preferred stock to 33,333 shares of preferred stock.

About CTI BioPharma

CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers' securities Specifically, the risks and uncertainties that could affect the Company include risks associated with preclinical and clinical developments in the biopharmaceutical industry, including, without limitation, that the Company may experience unexpected delays in the regulatory approval process of its products, the Company’s ability to continue to raise capital as needed to fund its operations, that the reverse stock split may not increase the per-share-trading price of the Common Stock to regain compliance with the NASDAQ listing requirements for continued listing on The NASDAQ Capital Market, that even after reverse stock split, the closing bid price of the Common Stock may not be $1.00 or more for a minimum of ten consecutive trading days before March 20, 2017, that the reverse stock split may not become effective on or about January 1, 2017, that the Common Stock may not begin trading on a split-adjusted basis on the MTA on January 2, 2017 and/or The NASDAQ Capital Market on January 3, 2017; and other risks identified in each of the issuer's most recent filings on Forms 10-K and 10-Q and other Securities and Exchange Commission filings. Except as required by law, CTI BioPharma does not intend to update any of the statements in this press release upon further developments.

Source: CTI BioPharma Corp.

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CTI BioPharma Contact:
Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com